Exhibit 99.1

Comtech Group, Inc. Reports Record Quarterly Results

•	Third Quarter Revenue Increases 62.3% to $43.2 million; Net income up 55.1% to $4.1 million; Pro forma EPS of $0.14 up 75% versus Last Year
•	For the Seventh Consecutive Quarter the Company Achieved the Highest Quarterly Revenue in its History and for the Sixth Consecutive Quarter Achieved Record Net Income
•	Company Increases 2006 Annual Revenue Guidance to $165 million from Earlier Guidance of $155 million and Provides Initial 2007 Guidance

Shenzhen, China, November 9, 2006 — Comtech Group, Inc. (Nasdaq: COGO) a leading provider of customized module design solutions as well as other engineering and business services for more than 200 domestic and international technology product manufacturing companies based in China, today announced financial results for its third quarter which ended September 30, 2006. All results are reported in U.S. Dollars (USD).

The Company reported record revenue of approximately $43.2 million, up 62.3% compared to $26.6 million reported in the third quarter of 2005. The Company experienced continued growth in all three of the Company’s product categories: mobile handset, telecommunications infrastructure equipment and digital media which was formerly called digital consumer electronic products. Growth in each of these product categories were driven by continued strength on the part of the Chinese consumer, strong relationships with key customers in high growth markets and a further expansion of the Company’s presence in the IPTV/digital set-top box market. The Company recorded service revenue of $1.9 million in the third quarter which represents approximately a 26.7% increase from the second quarter 2006. Net income for the quarter was approximately $4.1 million, up 55.1% from the $2.7 million reported in the same period last year. Earnings per share or (“EPS”) on a U.S. GAAP basis was $0.12 with proforma EPS (excluding share-based compensation expense) of $0.14.

Key Financial Indicators
(all numbers in thousands, except per-share amounts)

	Q3 2006	Q3 2005	Percent Change
Revenue	$43,165	$26,597	62.3%
Cost of Revenues	$35,074	$21,878	60.3%
Gross Profit	$8,091	$4,719	71.5%
Total Net Operating Expenses	$4,483	$1,810	147.7%
Income from Operations	$3,608	$2,909	24.0%
Net Income	$4,127	$2,661	55.1%
EPS Diluted	$0.12	$0.08	50.0%
Pro forma EPS Diluted	$0.14	$0.08	75.0%
(excluding share-based expense)

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 7.9040 as of September 30, 2006 and US $1 to RMB 8.0920 as of September 30, 2005
(2)
Included in the Q3 2006 net income was an amount of $692,000 for share-based compensation expense to reflect the adoption of Statement of Financial Accounting Standards of No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. Excluding the share-based compensation cost, the Company would have reported net income of $4.8 million or a $0.14 net income per diluted share in Q3 2006.

Third quarter highlights include:

•	Revenues increased both sequentially and year over year with the consumer digital media products increasing 340.7% to $9.9 million compared to $2.2 million last year.
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Comtech Group, Inc. was added to the NASDAQ Global Select Market Index as of July 1, 2006. Inclusion into the NASDAQ Global Select Market index is reserved for public companies that meet one of the highest listing standards in the world, with measurers such as market value, liquidity and earnings all considered.

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The Company announced several new contract wins covering multiple industry verticals including telecom equipment, engineering business services as well as digital/IPTV set top box business during the quarter. Management expects that these new contracts will enable the Company to diversify revenues and provide future growth.

Recent Developments:

After the close of the third quarter, Comtech announced two new relationships which management believes hold long term positive indications for future business. Comtech announced a strategic partnership with Microsoft (Nasdaq: MSFT) where Comtech will have the ability to license source code directly from Microsoft and facilitate the penetration into new high growth markets such as Portable Media Player, Digital and IPTV set-top box, GPS, Game Console and Smartphones. Comtech is one of the first companies to have access to Microsoft source code in China and management expects the Company to benefit greatly as a result of Microsoft’s strong research and development efforts in these high growth markets. Comtech also made another announcement of a new design module win with a leading digital and IPTV set-top box OEM. Comtech’s new solution, specifically tailored for the Chinese market, enables devices to have more functionalities and features at a lower price point as compared to existing offerings in the marketplace. As a result of this new design win and in conjunction with strong macro related trends associated with the upgrade to digital TV in China, management expects its digital/IPTV related business to experience significant growth in 2007.

Financial Results:

Revenue for the third quarter was approximately $43.2 million, an increase of 62.3% compared to $26.6 million in the third quarter of last year. The composition of revenues was: $16.5 million, or 38.2% of total sales for mobile handsets representing a 20.4% increase, $14.9 million, or 34.6% of sales for telecommunications infrastructure equipment representing a 39.3 % increase, and $9.9 million for consumer digital media, or 22.9% of sales which is up significantly versus last year. The Company’s service business contributed $1.9 million in revenues for the quarter and accounted for approximately 4.4% of total sales.

Cost of revenues, which includes the cost of components from suppliers and the direct cost of services, were $35.0 million compared to $21.9 million during the comparable quarter last year representing an increase of 60.3%. Gross profit for the quarter was approximately $8.1 million, up 71.5% compared to $4.7 million last year. Gross margins were 18.7% representing an increase of 1.0% from 17.7% during the comparable quarter last year. Gross margins during the third quarter benefited from our strengthened design capabilities, our expansion into higher margin product categories and improved service revenue as compared to last year.

“Our business continues to experience strong growth in all segments as we reported another record quarter of revenue and net income”, commented Jeffrey Kang, Chairman and Chief Executive Officer. “This further validates the successful execution of our growth strategy and business model. We have a diversified business where we can focus on high growth areas and continue to provide additional services to our many ODM and OEM customers. With this diversification strategy, we are able to grow in spite of volatility within some of our customer or product solutions.”

Selling, general and administrative expenses were approximately $3.5 million, up 186.2% compared to $1.2 million last year. The increase versus the prior period was a result of overall growth in the business, an expansion in engineering services both in scope and regional coverage in addition to the cost associated with Sarbanes-Oxley 404 compliance. Research and development expenses increased 73.2% to $1.0 million as compared to $0.6 million last year. The Company continues to invest in developing new and higher margin product offerings both in existing and new markets in particular in the digital media area. Total net operating expenses for the third quarter totaled $4.5 million or a 147.7% increase from $1.8 million last year. Included in this is approximately $0.7 million in non cash stock based compensation as compared to no such expense last year.

Income from operations was $3.6 million representing a 24.0% increase from $2.9 million in the third quarter last year. Operating margins for the third quarter were 8.4% as compared to 10.9% last year. Excluding non cash stock based compensation operating margins were 10.0% for the quarter.

The effective tax rate for the third quarter of 2006 was 7.2% as compared to 6.0% last year. Minority interest totaled $0.1 million and was relatively unchanged from the year ago period.

Net income for the third quarter was $4.1 million, or EPS of $0.12 on a U.S. GAAP basis compared to net income of $2.7 million, or $0.08 in the third quarter last year. Included in the third quarter 2006 net income was an amount of $0.7 million for share-based compensation cost to reflect the adoption of SFAS 123R, effective January 1, 2006. Excluding the share-based compensation cost, the Company would have reported net income of $4.8 million or $0.14 per diluted share for the third quarter. The weighted average number of shares used in the calculation of diluted EPS was 33.8 million compared to 31.4 million in the prior year third quarter.

“Comtech’s presence in the market as a leading Chinese customized module design solution provider continues to increase as evidenced by our new contract wins and partnerships, which we believe hold positive implications for our long term business trends,” Mr. Kang continued. The end markets we service are benefiting from strong secular trends driven by both technology upgrades and an increase in our addressable customer base as additional Chinese consumers are experiencing higher levels of disposable income. Our new partnership with Microsoft will provide Comtech with a better platform in the digital media space as we leverage their extensive research and development efforts. Our strong application design capabilities and our broad customer base enable us to bring new technologies to the end market and to capitalize on the high growth opportunities in the digital media area. We expect digital media will be a strong growth driver in the coming years.”

For the nine month period ended September 30, 2006 the Company reported revenue of $119.6 million, an increase of 62.7% as compared to $73.5 million in the same period last year. Gross profit was $22.2 million, an increase of 78.0% compared to $12.5 million during the comparable nine month period 2005. Gross margins were 18.6% of sales or a 1.6% increase from 17.0% last year. Income from operations totaled $11.9 million representing a 45.2% increase from $8.2 million during the prior year period. Operating margins for the nine month period ending September 30, 2006 were 10.0% compared to 11.2% in 2005. Excluding share-based compensation expense operating margins were approximately unchanged. The Company had an effective tax rate of 8.2% as compared to 7.1% in the same period last year. Minority interest totaled $1.1 million as compared to $0.4 million last year and increased as the Company’s subsidiaries generated higher year over year profit. Net income for the period was $11.1 million, or $0.33 per diluted share compared to $7.2 million or $0.26 per fully diluted share last year. The year over year increase is primarily a result of strong revenue growth offset by the increase in weighted average number of shares outstanding during the periods and stock based compensation. During the nine month period the Company incurred $1.4 million in stock based compensation compared to none in the same period last year.

Balance Sheet:

The Company completed the quarter with cash of $33.8 million up from $20.3 million as of June 30, 2006. The increase in cash versus the second quarter 2006 was a result of strong working capital management primarily related to an overall reduction in inventory levels and the sale of a subsidiary, which is a provider of multimedia storage products.  Total debt at the end of the third quarter was $7.3 million which increased by $3.7 million as of the end of last quarter. The Company continues to be in a strong financial position with a current ratio of 3.7 to 1. Shareholder’s equity improved 7.2% to $78.5 million as compared to the end of last quarter.

Business Outlook:

Management is increasing its 2006 revenue guidance to $165 million from the earlier guidance of $155 million which would represent 55% growth versus 2005 and maintaining pro forma earnings per share (excluding share-based compensation expense) of $0.52 for the full-year of 2006, representing 44% growth versus 2005. Additionally, management is providing initial 2007 full-year guidance of $200 to $210 million in revenue and pro forma earnings per share of at least $0.65.

“Management remains confident in our growth prospects within each of our end markets as visibility remains solid,” Mr. Kang concluded. “As we move through the remainder of the year we look to announce new engineering service contract wins to help drive higher utilization of our engineers and better segment profitability. In regards to our customized module design business we believe recent partnerships and contracts will help us to grow into new product areas and extend our reach into the high growth consumer portion of the Chinese market.”

Teleconference Information:

Management will conduct a conference call to discuss its financial results for the third quarter of 2006 at 4:30 p.m. Eastern on Thursday, November 9, 2006. Interested parties may dial 877-715-5318 if dialing domestically, or 973-582-2852 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until November 16, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 7990971 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at www.comtech.com.cn or ViaVid's website at www.viavid.net . The web cast can be accessed until December 9, 2006 on either site.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp .

About Comtech

Comtech Group is a leading provider of customized module design solutions in China and serves as a gateway to leading electronics manufacturers in China. Comtech Group has historically focused on the mobile handset and telecom equipment end-markets, but has recently expanded its addressable market to include the digital home entertainment products end-markets. Over the last three years, Comtech has worked with over 200 customers. Comtech's customer base includes most of the largest and best-known manufacturers in the mobile handset, telecom equipment and digital consumer electronics end-markets in China.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business, growth prospects in each of the business segment, growth drivers or growth strategy which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. For a further description of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov .

Comtech Group, Inc.
Consolidated Statement of Earnings

	3 months ended		9 months ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
	$'000	$'000	$'000	$'000

Revenues	43,165	26,597	119,607	73,503
Cost of revenues	(35,074)	(21,878)	(97,411)	(61,033)
Gross profit	8,091	4,719	22,196	12,470
Selling , general and administrative expenses	(3,480)	(1,216)	(7,493)	(3,163)
Research and development expenses	(1,029)	(594)	(2,821)	(1,106)
Other net operating income	26	-	24	-
Income from operations	3,608	2,909	11,906	8,201
Other non-operating income	922	-	922	-
Interest expense	(108)	(69)	(248)	(186)
Interest income	169	130	634	142
Income before income tax	4,591	2,970	13,214	8,157
Income tax	(332)	(179)	(1,078)	(582)
Income before minority interests	4,259	2,791	12,136	7,575
Minority interests	(132)	(130)	(1,050)	(339)
Net income	4,127	2,661	11,086	7,236

Earnings per share	$	$	$	$
- Basic	0.13	0.09	0.35	0.27
- Diluted	0.12	0.08	0.33	0.26

Weighted average number of shares outstanding
- Basic	32,393,508	30,224,068	32,051,551	27,064,010
- Diluted	33,751,117	31,432,482	33,537,876	28,364,299

COMTECH GROUP, INC.
Consolidated Balance Sheet

	Sep 30, 2006	Sep 30, 2006	Dec 31, 2005	Dec 31, 2005
	US$'000	RMB'000	US$'000	RMB'000

Assets
Current assets:
Cash	33,838	267,459	21,945	177,098
Pledged bank deposits	5,178	40,923	5,042	40,692
Trade accounts receivable, net of allowance of doubtful accounts	43,602	344,629	33,152	267,543
Bills receivable	11,037	87,235	6,803	54,905
Other receivables	1,705	13,503	1,197	9,657
Amount due from a minority shareholder	-	-	58	468
Inventories	9,939	78,557	13,725	110,763
Total current assets	105,299	832,306	81,922	661,126

Investment in an associated company	53	421	-	-
Property, plant and equipment, net	1,467	11,595	855	6,904
Goodwill	1,231	9,731	-	-
Other assets	114	905	112	905
Total Assets	108,164	854,958	82,889	668,935

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	18,095	143,019	12,925	104,308
Amount due to related parties	193	1,522	225	1,816
Bank borrowings	7,300	57,699	4,433	35,779
Income taxes payable	943	7,453	313	2,524
Accrued expenses and other liabilities	1,798	14,216	1,158	9,350
Total current liabilities	28,329	223,909	19,054	153,777

Minority interests	1,366	10,798	1,066	8,599

Stockholders' equity
Common stock	339	2,681	322	2,602
Additional paid-in capital	49,556	391,694	44,457	358,775
Retained earnings	30,395	240,267	18,911	152,615
Accumulated other comprehensive loss	(1,821)	(14,391)	(921)	(7,433)
Total stockholders' equity	78,469	620,251	62,769	506,559

Total liabilities and stockholders' equity	108,164	854,958	82,889	668,935

Investor Contact:
Matt Hayden
HC International
858 704 5065